Exhibit 3.1(a)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MAGNEGAS CORPORATION

Magnegas Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:              The name of the Corporation is Magnegas Corporation.

SECOND:         This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on December 9, 2005 (the “Certificate of Incorporation”).

THIRD:             The Article numbered FOURTH of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

FOURTH

Upon the date of this Certificate of Amendment to the Articles of Incorporation becomes effective in accordance with the state of Delaware, the number of authorized shares of capital stock is decreased to 90,000,000 shares of common stock, par value $0.001.

FOURTH:         This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:              This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 9th day of December, 2013.

MAGNEGAS CORPORATION

By:	/s/ Ermanno Santilli
Name: Ermanno Santilli
Title: Chief Executive Officer